CERTIFICATE OF AMENDMENT TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

KORE Group Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is KORE Group Holdings, Inc.

SECOND: The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on March 5, 2021 (the “Original Certificate of Incorporation”). The name under which the Original Certificate of Incorporation was filed is “King Pubco, Inc.” An amendment to the Original Certificate of Incorporation which amended the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and such amendment to the Original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 28, 2021 (the “First Amendment to the Certificate of Incorporation”). The name under which the First Amendment to the Certificate of Incorporation was filed is “King Pubco, Inc.” The Original Certificate of Incorporation, as amended by the First Amendment to the Certificate of Incorporation, was amended and restated by the Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”), which was duly adopted in accordance with Sections 242 and 245 of the DGCL and the A&R Certificate of Incorporation and filed with the Secretary of State of the State of Delaware on September 30, 2021.

THIRD: The Corporation hereby amends the A&R Certificate of Incorporation as follows:

ARTICLE IV of the A&R Certificate of Incorporation is hereby amended by adding the following paragraph at the end of such section:

“At 12:01 a.m., Eastern Time, on July 1, 2024 (the “Effective Time”) pursuant to the DGCL, every five (5) issued and outstanding shares or shares held by the Corporation as treasury stock of the Corporation’s Common Stock, as of the date and time immediately preceding the Effective Time (the “Old Shares”), shall automatically be reclassified as and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock of the Corporation (the “New Shares”) without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). Further, every right, option and warrant to acquire Old Shares outstanding immediately prior to the Effective Time shall, as of the Effective Time and without any further action, automatically be reclassified into the right to acquire New Shares based on the conversion ratio of shares of Old Shares to New Shares set forth in the preceding sentence, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive that number of New Shares based on the conversion ratio of their shares of Old Shares to New Shares set forth above, rounded up to the next whole share of Common Stock. Each holder of record of a certificate which immediately prior to the last trading day preceding the date of the Effective Time (the “Effective Date”) represents Old Shares (the “Old Certificates”) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate (the “New Certificates”) representing the number of whole shares of Common Stock into and for which the shares formerly represented by such

Old Certificates so surrendered are exchangeable. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.”

FOURTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

FIFTH: This Certificate of Amendment shall be effective on July 1, 2024 at 12:01 am ET.

IN WITNESS WHEREOF, KORE Group Holdings, Inc. has caused this Certificate of Amendment to be signed by its Executive Vice President, Chief Legal Officer and Secretary this 26th day of June, 2024.

KORE GROUP HOLDINGS, INC.

By: /s/ Jack W. Kennedy Jr.
Name:  Jack W. Kennedy Jr.
Title: Executive Vice President,
Chief Legal Officer and Secretary